Exhibit 99.1

DIGITALGLOBE SHAREOWNERS APPROVE COMBINATION WITH GEOEYE

Transaction Now Expected to Close in Early 2013

Longmont, Colorado, December 3, 2012 – DigitalGlobe, Inc. (NYSE: DGI), a leading global provider of earth imagery solutions, today announced that its shareowners voted to approve the issuance of DigitalGlobe common stock, par value $0.001 per share (the “Share Issuance proposal”), pursuant to the previously announced Agreement and Plan of Merger, dated as of July 22, 2012, as amended, by and among DigitalGlobe, 20/20 Acquisition Sub, Inc., WorldView, LLC, and GeoEye, Inc. The approval of the Share Issuance proposal was required to complete the merger involving DigitalGlobe and GeoEye, Inc. (NASDAQ: GEOY).

Of the shares voted at today’s special meeting, 100% were voted in favor of the Share Issuance Proposal, which represents approximately 87% of DigitalGlobe’s total outstanding shares of common stock as of the record date for the meeting.

As previously announced on July 23, 2012, DigitalGlobe and GeoEye entered into a definitive merger agreement under which the companies will combine in a stock and cash transaction. In accordance with the terms of the merger agreement, GeoEye shareowners will have the right to elect either 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash, 100% of the consideration in cash ($20.27) or 100% of the consideration in stock (1.425 shares of DigitalGlobe common stock), for each share of GeoEye stock they own, with the amount of cash and stock subject to proration depending upon the elections of GeoEye shareholders, such that aggregate consideration mix reflects the ratio of 1.137 shares of DigitalGlobe common stock and $4.10 per share in cash.

The transaction remains subject to the satisfaction of customary closing conditions and regulatory approval from the Department of Justice (“DOJ”), the Federal Communications Commission (“FCC”) and the National Oceanic and Atmospheric Administration (“NOAA”). DigitalGlobe is working cooperatively with the DOJ, FCC and NOAA, and the transaction is now expected to close in early 2013.

About DigitalGlobe

DigitalGlobe is a leading global provider of commercial high-resolution earth imagery products and services. Sourced from our own advanced satellite constellation, our imagery solutions support a wide variety of uses within defense and intelligence, civil agencies, mapping and analysis, environmental monitoring, oil and gas exploration, infrastructure management, Internet portals and navigation technology. With our collection sources and comprehensive ImageLibrary (containing more than one billion square kilometers of earth imagery and imagery products) we offer a range of on- and off-line products and services designed to enable customers to easily access and integrate our imagery into their business operations and applications. For more information, visit www.digitalglobe.com.

DigitalGlobe is a registered trademark of DigitalGlobe, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements relate to future events or future financial performance and generally can be identified by the use of terminology such as

“may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or “looks forward to” or the negative of these terms or other similar words, although not all forward-looking statements contain these words.

This document contains forward-looking statements relating to the proposed strategic combination of DigitalGlobe and GeoEye pursuant to a merger. All statements, other than historical facts, including statements regarding the expected timing of the closing of the transaction; the ability of the parties to complete the transaction considering the various closing conditions; the expected benefits of the transaction such as efficiencies, cost savings, tax benefits, enhanced revenues and cash flow, growth potential, market profile and financial strength; the competitive ability and position of the combined company; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that (1) one or more closing conditions to the transaction may not be satisfied or waived, on a timely basis or otherwise, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (2) there may be a material adverse change of GeoEye or the business of GeoEye may suffer as a result of uncertainty surrounding the transaction; (3) the anticipated benefits of the transaction may not be fully realized or may take longer to realize than expected; (4) the costs or challenges related to the integration of DigitalGlobe and GeoEye operations could be greater than expected; (5) the ability of the combined company to retain and hire key personnel and maintain relationships with customers, suppliers or other business partners; (6) the impact of legislative, regulatory, competitive and technological changes; (7) the risk that the credit ratings of the combined company may be different from what the companies expect; (8) other business effects, including the effects of industry, economic or political conditions outside of the companies’ control, transaction costs and actual or contingent liabilities; (9) the outcome of any legal proceedings related to the transaction; and (10) other risk factors as detailed from time to time in DigitalGlobe’s and GeoEye’s reports filed with the Securities and Exchange Commission (“SEC”), including their respective Annual Reports on Form 10-K for the year ended December 31, 2011 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2012, June 30, 2012 and September 30, 2012, which are available on the SEC’s website (www.sec.gov). There can be no assurance that the strategic combination will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the strategic combination will be realized.

Neither DigitalGlobe nor GeoEye undertakes any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

Contacts

Investor Contact:	Media Contact:

David Banks	Robert Keosheyan
(303) 684-4210	(303) 684-4742
ir@digitalglobe.com	rkeoshey@digitalglobe.com